Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Ocera Therapeutics, Inc. Third Amended and Restated 2011 Stock Option and Incentive Plan of our reports dated March 13, 2015, with respect to the consolidated financial statements of Ocera Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Ocera Therapeutics, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
July 2, 2015